                                 Exhibit 99.1
                                 ------------

                             JOINT FILING AGREEMENT
                             ----------------------


  This will confirm the agreement by Guy P. Wyser-Pratte and Spear, Leeds & Kellogg (collectively, the "Reporting Persons") in connection with that certain
Schedule 13D to be filed on or about October 15, 1996 with respect to the common stock, par value $.01 per share (the "Common Stock"), of Rexene Corporation (the "Company") pertaining to the beneficial ownership by the Reporting Persons of shares of such common stock (the "Schedule 13D"). The undersigned hereby agree with respect to such filing on Schedule 13D as follows:

   (i) Neither Reporting Person makes any representation with respect to, nor bears any responsibility for, any of the information set forth with respect to the other Reporting Person, or any affiliates thereof, or any other "person" who or which after the date hereof may become a member of any "group" (as such terms are defined and used in Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13D-G promulgated thereunder) for whom or which information is included in such Schedule 13D, or any subsequent amendments thereto.

   (ii) Subject to paragraph (i) above, the undersigned hereby confirm the agreement by and among each of them that the Schedule 13D is being filed on behalf of each of the parties named below, and that all subsequent amendments to the Schedule 13D shall be filed on behalf of the undersigned without the necessity of filing additional joint filing agreements.

    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated:  October 15, 1996

                                          /s/ Guy P. Wyser-Pratte
                                          -------------------------------------
                                          Guy P. Wyser-Pratte

                                          Spear, Leeds & Kellogg


                                          By: Fred Kambeitz
                                          ------------------------------
                                          Name: Fred Kambeitz
                                          Title: Managing Director